PROSPECTUS                                                      Rule 424(b)(3)
                                                             File No. 333-36585


                           [DONEGAL GROUP INC. LOGO]

                           DIVIDEND REINVESTMENT PLAN

                        1,000,000 SHARES OF COMMON STOCK

                            ------------------------

     This Prospectus relates to 1,000,000 shares of Common Stock of Donegal Group Inc. (the "Company") being offered hereby to the stockholders of the Company in connection with the Company's Dividend Reinvestment Plan (the "Plan"). The Plan provides stockholders with a convenient and economical method of increasing their equity ownership in the Company by investing cash dividends in additional shares of the Company's Common Stock (the "Common Stock"), without paying any brokerage commissions or administrative fees.

     A stockholder who elects to participate in the Plan may have cash dividends paid by the Company on the shares of Common Stock held by such stockholder automatically reinvested in newly issued shares of Common Stock. Stockholders electing to participate in the Plan may also deposit certificates representing shares of Common Stock into the Plan for safekeeping and sell shares of Common Stock credited to Plan accounts through the Plan.

     The purchase price per share of Common Stock purchased under the Plan will be the average of the closing prices of the Company's Common Stock on the Nasdaq National Market for the five trading days preceding the applicable dividend payment date. First Chicago Trust Company of New York ("First Chicago Trust") is the agent for stockholders under the Plan.

     Stockholders who elect not to participate in the Plan will continue to receive cash dividends, as and when declared. This Prospectus sets forth the provisions of the Plan and, therefore, it is recommended that participants in the Plan ("Participants") retain this Prospectus for future reference.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY   REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is September 26, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company are hereby incorporated in and made a part of this Prospectus by reference:


          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.


          (c) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form S-1, initially filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") on October 29, 1986, under the captions "Description of Capital Stock," "Dividend Policy" and "Business -- Regulation," which is incorporated by reference in response to Item 1 of the Registration Statement on Form 8-A filed by the Company with the Commission on January 27, 1987 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Written requests should be directed to:

                                Ralph G. Spontak
               Senior Vice President and Chief Financial Officer
                               Donegal Group Inc.
                                1195 River Road
                          Marietta, Pennsylvania 17547
                                 (888) 877-0600

                                  THE COMPANY

     The Company is a regional insurance holding company offering property and casualty insurance through its wholly owned subsidiaries and through a pooling agreement with its affiliate, Donegal Mutual Insurance Company (the "Mutual Company"). The Company offers full lines of personal and commercial products, including business owners, commercial multi-peril, automobile, homeowners, boatowners, workers' compensation and other coverages.

     The Company was formed by the Mutual Company in August 1986 and was a wholly owned subsidiary of the Mutual Company until November 1986, when the Company sold a portion of its shares of Common Stock in a public offering. The Mutual Company continues to own a majority of the outstanding shares of the Company's Common Stock and may reinvest all of the dividends received on its shares of Common Stock under the Plan.

     The Company's principal executive offices are located at 1195 River Road, Marietta, Pennsylvania 17547, and its telephone number is (888) 877-0600.

                                    THE PLAN

     The Plan provides stockholders of the Company with a convenient and economical method of investing cash dividends in additional shares of Common Stock without paying any brokerage commissions or administrative fees.


     Each Participant in the Plan may have the cash dividends paid by the Company on the Participant's shares of Common Stock automatically reinvested in additional shares of Common Stock. Stockholders electing to participate in the Plan may also deposit certificates representing shares of Common Stock held outside of the Plan into the Plan for safekeeping and sell shares of Common Stock credited to Plan accounts through the Plan.


     The purchase price per share of Common Stock purchased under the Plan will be the average of the closing prices of the Company's Common Stock on the Nasdaq National Market for the five trading days preceding the applicable dividend payment date.

     In conjunction with the Plan, the Company has reserved 1,000,000 shares of Common Stock offered by this Prospectus.


     Holders of the Company's Common Stock who do not elect to participate in the Plan will continue to receive cash dividends by check as and when such dividends are declared and paid.

                            DESCRIPTION OF THE PLAN

     The following is a description in question and answer form of the provisions of the Plan.

PURPOSE

1. What are the purposes of the Plan?

     The purposes of the Plan are to (i) provide stockholders of the Company with a simple and convenient method of investing cash dividends in shares of Common Stock without payment of any brokerage commissions or administrative fees and (ii) provide the Company with additional funds for general corporate purposes.

ADVANTAGES TO PARTICIPANTS

2. What are the advantages of the Plan to Participants?

     Participants may reinvest the dividends paid on their Common Stock to purchase additional shares of Common Stock without paying any brokerage commissions or administrative fees. See the answer to question 6. A Participant's funds are fully invested in Common Stock through the purchase of whole shares and fractional shares. Quarterly statements of account provide Participants with a record of each transaction. See the answer to question 13.


     Participants may also deposit Common Stock certificates, at no cost, in the Plan for safekeeping and to facilitate the transfer or sale of shares of Common Stock through the Plan in a convenient and efficient manner. See the answer to question 11. A Participant may direct First Chicago Trust to transfer, at no cost, all or a portion of the shares of Common Stock credited to a Participant's Plan account (including those shares deposited into the Plan for safekeeping). See the answer to question 10. A Participant may direct First Chicago Trust to sell shares of Common Stock credited to the Participant's Plan account. See the answer to question 12.


ADMINISTRATION

3. Who administers the Plan for Participants?

     First Chicago Trust administers the Plan as the agent for Participants. As agent, First Chicago Trust maintains records, sends statements of account to Participants and performs other duties relating to the Plan. Shares of Common Stock purchased under the Plan are registered in the name of First Chicago Trust or one of its nominees as agent for Participants in the Plan.

     ALL CORRESPONDENCE AND INQUIRIES RELATING TO THE PLAN SHOULD BE MAILED TO:

                     Donegal Group Inc. Dividend Reinvestment Plan c/o First Chicago Trust Company of New York
                     P.O. Box 2598
                     Jersey City, NJ 07303-2598


     TELEPHONE:


     SHAREHOLDER CUSTOMER SERVICE, INCLUDING SALE OF SHARES: 1-800-317-4445.

     An automated voice response system is available 24 hours a day, 7 days a week.

     Customer Service Representatives are available 8:30 a.m. - 7:00 p.m., Eastern time, each business day.


     INTERNET: Messages forwarded on the Internet will be responded to within one business day. First Chicago Trust's Internet address is "http://www.fctc.com"

     E-MAIL: First Chicago Trust's E-mail address is "fctc@em.fcnbd.com"

     TDD: 1-201-222-4955 Telecommunications Device for the hearing impaired.

     FOREIGN LANGUAGE TRANSLATION SERVICE for over 140 foreign languages is available to support the needs of the Company's stockholder base.

     All inquiries concerning the Plan should be directed to First Chicago Trust. A Participant should include in all correspondence a reference to Donegal Group Inc., the Participant's stockholder account number and taxpayer identification number (social security number), and a daytime telephone number where the Participant may be contacted during normal working hours to facilitate a prompt response.

PARTICIPATION

4. Who is eligible to participate in the Plan?

     Any registered stockholder of the Company is eligible to participate in the Plan, provided that (i) such stockholder completes an Enrollment Authorization Form, as described in the answer to question 5 below, and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company, the Plan and the Participant.

5. How does a stockholder become a Participant?

     Registered holders of Common Stock may join the Plan at any time after being furnished with a copy of this Prospectus and completing an Enrollment Authorization Form. Requests for copies of Enrollment Authorization Forms and this Prospectus should be made in writing or by telephone to the First Chicago Trust's address and telephone number listed in the answer to question 3 above. Record holders of Common Stock should be sure to sign their name(s) on the Enrollment Authorization Form exactly as they appear on their Enrollment Authorization Form.

     Beneficial owners, i.e., stockholders whose shares are held in nominee name by a bank or broker, must (i) become record holders (stockholders who are registered on the books of the Company by having such shares transferred into the stockholders' names), or (ii) make arrangements with the broker, bank or other nominee to participate on the stockholders' behalf.

     Any person or entity will become a Participant only after fulfilling the above prerequisites for participation and a properly completed Enrollment Authorization Form has been received and accepted by First Chicago Trust.

     Stockholders are cautioned that the Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends, which will continue to depend upon the Company's earnings, financial condition and other factors.

COSTS

6. Are there any expenses to Participants in connection with purchases under the Plan?

     No. Participants will not be obligated to pay any brokerage commissions or other charges with respect to purchases of Common Stock under the Plan.


     A Participant who requests that First Chicago Trust sell shares of Common Stock held in the Participant's account in the Plan will pay the applicable brokerage commissions, a service fee and any other costs incurred in connection with such sale. See the answer to question 12. All other costs of administration of the Plan will be paid by the Company.


PURCHASES

7. When and how are purchases made?

     Purchases for the account of Participants in the Plan will be made on the applicable dividend payment dates. All purchases of Common Stock under the Plan will be made directly from the Company and will be issued by the Company out of its legally authorized but unissued shares of Common Stock.

     First Chicago Trust will apply a Participant's cash dividend to purchase whole and fractional shares of Common Stock and credit the shares to such Participant's account. Dividends on all shares held by First Chicago Trust in a Participant's account will also be reinvested to purchase additional shares of Common Stock. The Plan will apply to all shares of the Company's Common Stock that are registered in the name of a Participant at the time of enrollment, plus all shares of the Company's Common Stock that the Participant acquires while the authorization remains in effect.

8. How many shares will a Participant purchase?

     The number of shares purchased depends on the amount of a Participant's dividend payment and the market price of the Common Stock. Each Participant's account will be credited with the number of shares, including fractions computed to no less than three decimal places, equal to the total amount invested by him or her divided by the applicable purchase price per share. See the answer to question 9.

9. What is the price of shares purchased under the Plan?

     The price of shares purchased will be the average of the closing prices of the Common Stock as reported on the Nasdaq National Market on the five trading days preceding the applicable dividend payment date. No shares will be sold by the Company at less than the par value of such shares.

TRANSFERS

10. How may a Participant transfer Plan shares?


     If a Participant wishes to change the ownership of all or part of the Participant's Plan shares through gift, private sale or otherwise, the Participant may do so by delivering to First Chicago Trust a written request. The transfer will be effected as soon as practicable following First Chicago Trust's receipt of the required documentation, subject to the provisions of receipt of the written request on or before the record date relating to a cash dividend payment. No fractional shares of Common Stock credited to a Participant's account may be transferred unless the Participant's entire account is transferred. Request for account transfers are subject to the same requirements as for the transfer of securities, including the requirement of receipt by First Chicago Trust of a properly executed stock assignment with a medallion guarantee.


     Shares transferred will continue to be held by First Chicago Trust as agent under the Plan. An account will be opened in the name of the transferee, if the transferee is not already a Participant, and such transferee will automatically be enrolled in the Plan. All dividends on shares transferred to the transferee's Plan account will be reinvested.


     A transferee will be sent a statement showing the transfer of such shares into the transferee's account. The transferor may request from First Chicago Trust a non-negotiable gift certificate that may be presented to the transferee.


SAFEKEEPING

11. How may Participants use the Plan's safekeeping service?

     At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's "Share Safekeeping Service" to deposit any Common Stock certificates in their possession with First Chicago Trust. Shares deposited will be transferred into the name of First Chicago Trust or its nominee and credited to the Participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. By using the Plan's Share Safekeeping Service, Participants no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with First Chicago Trust are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner.

     To insure against loss resulting from mailing stock certificates to First Chicago Trust, First Chicago Trust provides mail insurance free of charge for certificates valued at up to $25,000 current market value.

     To be eligible for certificate mailing insurance, an individual investor must observe the following guidelines. Certificates must be mailed in brown, pre-addressed return envelopes supplied by First Chicago Trust. Certificates mailed to First Chicago Trust must be mailed first class and should not be endorsed. Participants will promptly receive a transaction advice confirming each deposit. Individual investors must notify First Chicago Trust of any claim within 30 calendar days of the date the certificates were mailed. To submit a claim, an individual investor must be a current Participant or the loss must be incurred in connection with becoming a Participant. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided to the Participant and coverage is available only when the certificates are sent to First Chicago Trust in accordance with the guidelines described above.

     If a brown pre-addressed envelope provided by First Chicago Trust is not used, certificates (unendorsed) should be sent to the address listed in the answer to question 3 above via registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20.00); this represents the replacement cost if the certificates are lost.

     Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

SELLING SHARES

12. How may shares of Common Stock be sold through the Plan?

     Participants may sell shares held through the Plan in most cases by calling First Chicago Trust at 1-800-317-4445. Participants may also mail their sale request using one of the transaction forms provided with each statement. Certificated shares held outside the Plan can be deposited in a Participant's Plan account and subsequently sold through the Plan.


     First Chicago Trust will make every effort to process a Participant's order on the day it is received, provided that instructions are received before 1 p.m., Eastern time, on a business day during which First Chicago Trust and the relevant securities markets are open. The proceeds of the sale, less applicable service fees, brokerage commissions and other costs of sale, will be sent to the Participant.


     Participants have full control of their Plan shares and may transfer or dispose of them at any time. Participants may choose to sell shares held for them by First Chicago Trust through the broker of his or her choice. If a Participant chooses to do so, he or she must call or write First Chicago Trust. A certificate will be issued and mailed to the Participant or his or her broker (if so requested), within two business days of First Chicago Trust's receipt of the request.

REPORTS TO PARTICIPANTS

13. What kind of reports will be sent to Participants in the Plan?

     Each Participant will receive a quarterly statement showing any dividends reinvested as well as all transactions for the Participant's account during the current calendar year. Statements will also be provided whenever the Participant has deposited or transferred shares of Common Stock or had cash dividend payments reinvested in Common Stock. Participants should retain these statements in order to establish the cost basis, for tax purposes, for shares of Common Stock acquired under the Plan. First Chicago Trust may charge a Participant for a transcript of the history of such Participant's account.

     Participants will receive copies of all communications sent to holders of Common Stock. This may include quarterly reports, annual reports, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, statements and other communications from First Chicago Trust to Participants will be addressed to the latest address of record; therefore, it is important that Participants promptly notify First Chicago Trust in writing of any change of address.

DIVIDENDS

14. Are Participants credited with dividends on shares held in their account under the Plan?

     Yes. The Company pays dividends, as declared, to the record holders of shares of its Common Stock. As the record holder and as agent for the Participants, First Chicago Trust receives dividends for all shares of Common Stock held in the Plan on the record date. First Chicago Trust credits such dividends to Participants on the basis of full and fractional shares held in their accounts and reinvests such dividends in shares of Common Stock.

CERTIFICATES FOR SHARES

15. Are stock certificates issued for shares of Common Stock purchased under the Plan?

     Unless a Participant requests, certificates for Common Stock purchased under the Plan will not be issued. The number of shares credited to a Participant's account under the Plan will be shown on the Participant's statement of account. However, except as indicated below, a Participant may receive certificates for full shares accumulated in his or her account under the Plan at any time either by writing or calling First Chicago Trust. If certificates for fewer than all of the shares held in a Participant's account are issued, any remaining full shares and fractional shares will be reflected in the Participant's account and the Participant will remain enrolled in the Plan unless and until the Participant terminates his or her participation.

     A Participant's rights under the Plan and shares credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge his or her shares must request that certificates for such shares be issued in his or her name.

     Certificates for fractional shares will not be issued under any circumstances. See the answer to question 18.

16. In whose name are accounts maintained and certificates registered when issued?

     Accounts in the Plan will be maintained in the names in which the certificates of stockholders were registered at the time the stockholders became Participants in the Plan. Likewise, certificates for full shares will be registered in the same name when issued.

     Upon written request, certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request meets the usual requirements of First Chicago Trust for the recognition of a transfer of Common Stock of the Company.

WITHDRAWAL FROM THE PLAN

17. When and how may a Participant withdraw shares purchased from the Plan?

     A Participant may withdraw all or a portion of the shares of Common Stock credited to his or her account either by writing to or calling First Chicago Trust to that effect. When a Participant withdraws from the Plan, the Participant will receive a certificate for the total number of whole shares credited to such Participant's account under the Plan and a check for any fraction of a share valued at the then current market price of the Common Stock less any brokerage commission, any service fee and any other costs of sale. However, whether or not a participant has requested termination, the Participant may instruct First Chicago Trust to sell all or a portion of the shares of Common Stock in the Participant's account and deliver the proceeds, less any applicable brokerage commissions, a service fee and any other costs of sale, to the Participant. See the answer to question 12.

18. What happens to any fractional interest withdrawn from the Plan?

     Any fractional interest withdrawn will be sold by First Chicago Trust at the then current market price less any brokerage commission, any service fee and any other costs of sale. In no case will certificates representing a fractional interest be issued.

19. How does a Participant terminate participation in the Plan?

     A Participant may terminate his or her participation in the Plan at any time by notifying First Chicago Trust by telephone or in writing to that effect. Such instructions will be processed as promptly as possible after receipt. If a notice to terminate is received by First Chicago Trust on or after the record date for a dividend payment, First Chicago Trust, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the terminating Participant. If such dividend is reinvested, First Chicago Trust may sell the shares purchased and remit the proceeds to the Participant, less any brokerage commission, any service fee and any other costs of sale.

FEDERAL INCOME TAX CONSEQUENCES

20. What are the federal income tax consequences of participation in the Plan?

     The fair market value of the shares acquired through the reinvestment of dividends will be included in a Participant's gross income as a dividend. It should be noted that the fair market value on a dividend payment date may differ from the purchase price, which is the average of the closing price on the five trading days preceding the applicable dividend payment date.

     The amount of dividends reinvested may be eligible, in the case of corporate stockholders, for the 70% dividends received deduction.

     To the extent that federal income tax withholding is required with respect to dividends, First Chicago Trust will reinvest dividends net of the amount of withholding required.

     The tax basis of any shares acquired pursuant to the Plan will be their fair market value on the dividend payment date, and the holding period applicable to any such shares will commence on the day following such date. Fair market value will be calculated based upon the average of the high and low trading prices of a share of Common Stock on the Nasdaq National Market on the dividend payment date or, if such date is not a trading day, the average of such average price for the trading day immediately preceding and the trading day immediately following the dividend payment date.


     The tax consequences under state and local tax laws and, for Participants who do not reside in the United States, will vary from jurisdiction to jurisdiction. Each Participant is advised to consult his or her own tax advisor to determine the tax consequences of a particular transaction in his or her account.


OTHER INFORMATION

21. What happens when a Participant sells or transfers all of the shares of the Company's Common Stock registered in the Participant's name?

     If a Participant disposes of all of the shares of Common Stock registered in his or her name, First Chicago Trust will continue to reinvest the dividends on the shares of Common Stock held in the Participant's account in the Plan until First Chicago Trust is otherwise notified.

22. What happens if the Company issues a stock dividend or declares a stock split?

     Any shares of Common Stock issued as a stock dividend or pursuant to a stock split with respect to shares of Common Stock held in a Participant's account will be credited to the Participant's account. Stock dividends or split shares distributed on shares registered in a Participant's name may be mailed directly to the Participant.

23. How will shares held in an account under the Plan be voted at meetings of stockholders?

     If a Participant has shares credited to an account under the Plan on a record date for a meeting of stockholders, the Participant will be sent proxy material with respect to that meeting. Each Participant will have the sole right to vote any whole shares (but not fractional shares) that are held in such Participant's account under the Plan on the record date for a vote. A Participant may vote in person at meetings or by submitting a proxy to direct one or more individuals to vote on the Participant's behalf. Participants under the Plan who are registered holders of Common Stock will receive only one proxy, which will include any shares credited to such Participant's account. Shares of Common Stock for which no proxy is received will not be voted.

24. May the Plan be suspended, modified or terminated?

     The Company may suspend, modify or terminate the Plan at any time, in whole, in part or in respect of Participants in one or more jurisdictions, without the approval of Participants. Notice of such suspension, modification or termination will be sent to all affected Participants, who will in all events have the right to withdraw from participation. Upon any termination of the Plan by the Company, each affected Participant will receive a certificate for all of the whole shares of Common Stock credited to the Participant's account and a check for the cash value of any fractional shares of Common Stock credited to the Participant's account. Such fractional shares will be valued at the then current market value, less any brokerage commissions, any service fee and any other costs of sale.

     In the event the Company terminates the Plan for the purpose of establishing another dividend reinvestment plan, Participants will be automatically enrolled in such other plan and shares credited to the Participant's Plan accounts will be credited automatically to such other plan, unless notice to the contrary is received by First Chicago Trust.

     The Company also reserves the right to terminate any Participant's participation in the Plan at any time for any reason upon written notice to the Participant at the address appearing on First Chicago Trust's records.

25. How is the Plan to be interpreted?

     Any question of interpretation arising under the Plan will be determined by the Company, and any such determination will be final.

26. Who bears the risk of market price fluctuations in the Common Stock?

     A Participant's investment in shares under the Plan will be no different from investment in directly held shares. The Participant will bear the risk of loss and realize the benefits of any gain from market price changes with respect to all such shares held by him or her in the Plan.

27. What is the liability of the Company and First Chicago Trust under the Plan?

     Neither the Company nor First Chicago Trust will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.

     Participants should recognize that the Company cannot assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

                                USE OF PROCEEDS

     The proceeds to the Company from sales of Common Stock pursuant to the Plan will be used for general corporate purposes, including investment in and advances to the Company's subsidiaries.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Prospectus, have been audited and reported on by KPMG Peat Marwick LLP, independent certified public accountants. Such consolidated financial statements have been incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINION


     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Duane, Morris & Heckscher LLP, Philadelphia, Pennsylvania. As of September 24, 1997, persons who are partners of or of counsel to Duane, Morris & Heckscher LLP beneficially owned 10,522 shares of the Company's outstanding Common Stock, of which 2,222 shares represent shares purchasable under currently exercisable stock options. In addition, Frederick W. Dreher, a partner of Duane, Morris & Heckscher LLP, is a director of the Mutual Company, which is a holder of approximately 59% of the Company's Common Stock.


                             AVAILABLE INFORMATION


     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the

Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains such materials at http://www.sec.gov.



     The Company has filed with the Commission in Washington, D.C. a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities covered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.

================================================================================
    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFERING IN SUCH JURISDICTION.

    THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PORTIONS OF WHICH HAVE BEEN OMITTED PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, AND TO WHICH PORTIONS REFERENCE IS HEREBY MADE FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY AND THE SECURITIES OFFERED HEREBY. THE REGISTRATION STATEMENT MAY BE INSPECTED WITHOUT CHARGE BY ANYONE AT THE OFFICE OF THE COMMISSION, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549, AND COPIES OF ALL OR ANY PART OF IT MAY BE OBTAINED FROM THE COMMISSION AT ITS PRINCIPAL OFFICE, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549, UPON THE PAYMENT OF FEES PRESCRIBED BY IT.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Incorporation of Certain Documents by
  Reference.............................      2
The Company.............................      3
The Plan................................      3
Description of the Plan.................      4
Use of Proceeds.........................     12
Experts.................................     12
Legal Opinion...........................     12
Available Information...................     12


================================================================================



================================================================================

                                1,000,000 SHARES




                           [DONEGAL GROUP INC. LOGO]







                           DIVIDEND REINVESTMENT PLAN

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                               SEPTEMBER 26, 1997





================================================================================